Investor Relations Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Kevin Lightfoot Vice President Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 kevin.lightfoot@acs-inc.com

Charges against ACS’ Canadian Subsidiary Dismissed

DALLAS, TEXAS: November 13, 2007 – Affiliated Computer Services, Inc. (NYSE: ACS), today announced that all charges pending against its Canadian subsidiary in the Provincial Court of Alberta were dismissed by the court today.  The prosecution last year had dropped all charges against the U.S. parent corporation.

Lynn Blodgett, President and CEO of ACS, said, “ACS is a company that prides itself on our high ethical standards so we were very disappointed that these charges were brought in the first place and that the company was subjected to the expense and reputational damage of over two years of protracted legal proceedings.  We would not tolerate the type of conduct alleged against our employees in these proceedings and we were confident from the time we first received the summons in this matter that our subsidiary had acted in an ethical and legal manner.  This decision validates our position and we are particularly pleased that the court dismissed the charges based on a preliminary hearing without referral to a trial.  We look forward now to continuing our focus on providing excellent services to our government clients in Canada and globally.”

ACS, a FORTUNE 500 company with more than 62,000 people supporting client operations in more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” Visit ACS on the Internet at http://www.acs-inc.com.